FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE ("**Amendment**"), dated for reference purposes only as of the 26th day of March, 2025, is entered into by and between **9750 INNOVATION CAMPUS WAY, LLC**, a Delaware limited liability company ("**Landlord**"), and **HIMS, INC.**, a Delaware corporation ("**Tenant**").

RECITALS:

A. Landlord (as successor-in-interest to COI New Albany Industrial 300, LLC) and Tenant are parties to that certain Warehouse Lease Agreement dated January 27, 2020 (the "**Lease**"). Pursuant to the Lease, Tenant currently leases from Landlord that certain building (the "**Building**") consisting of approximately 302,880 rentable square feet, located at 9750 Innovation Campus Way, New Albany, Ohio (the "**Premises**"), as more particularly described in the Lease.

B. The Term of the Lease is scheduled to expire by its terms on August 31, 2025, and Landlord and Tenant desire to extend the Term.

C. The parties desire to enter into this Amendment in order to extend the Term of the Lease and further amend the Lease upon the terms and conditions as hereinafter set forth.

D. Capitalized terms which are used in this Amendment without definition have the meanings given to them in the Lease.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Extended Term. The Term of the Lease is hereby extended for one hundred twenty-two (122) months (the "**Extended Term**") commencing as of September 1, 2025 (the "**Extended Term Commencement Date**") and expiring on October 31, 2035 (the "**Extended Term Expiration Date**"), unless sooner terminated in accordance with the terms of the Lease as amended by this Amendment (the "**Amended Lease**"). No such extension shall operate to release Tenant or Landlord from liability for any amounts owed or defaults which exist under the Lease prior to the Extended Term Commencement Date. Tenant shall retain its right to extend the Term of the Lease under Sections 1.6 and 1.6.1 of the Lease. Except for Tenant's right to extend the Term of the Lease under Sections 1.6 and 1.6.1 of the Lease, Landlord and Tenant hereby acknowledge and agree that any and all provisions of the Lease providing for an extension or renewal of the Term of the Lease are hereby deleted in their entirety and Tenant has no remaining options to extend the Term of the Lease.

2. Basic Rent. Prior to the Extended Term Commencement Date, Tenant shall continue to pay Basic Rent for the Premises as provided in the Lease. Commencing on the Extended Term Commencement Date and continuing throughout the Extended Term, Tenant shall pay Basic Rent for the Premises in accordance with the following schedule:

Period	Monthly Basic Rent
9/01/2025 – 8/31/2026	$169,108.00*
9/01/2026 – 8/31/2027	$175,026.78
9/01/2027 – 8/31/2028	$181,152.72
9/01/2028 – 8/31/2029	$187,493.06
9/01/2029 – 8/31/2030	$194,055.32
9/01/2030 – 8/31/2031	$200,847.26
9/01/2031 – 8/31/2032	$207,876.91
9/01/2032 – 8/31/2033	$215,152.60
9/01/2033 – 8/31/2034	$222,682.94
9/01/2034 – 8/31/2035	$230,476.85
9/01/2035 – 10/31/2035	$238,543.54

*Notwithstanding the foregoing, provided Tenant is not in default under the Amended Lease beyond any applicable notice and cure period, Landlord hereby agrees to abate Tenant's obligation to pay Basic Rent during the four (4) months of October through December 2025, and January 2026, inclusive (such total amount of abated Basic Rent being $676,432.00 and hereinafter referred to as the "**Abated Amount**"). During such abatement period, Tenant will still be responsible for the payment of all other monetary obligations under the Amended Lease. Tenant acknowledges that any default by Tenant under the Amended Lease will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain, therefore, should Tenant at any time during the Extended Term be in default after having been given notice and opportunity to cure, and Landlord elects to terminate this Lease as a result of such default, then the total unamortized sum of such Abated Amount (amortized on a straight line basis over the Extended Term of the Amended Lease) so conditionally excused shall become immediately due and payable by Tenant to Landlord; provided, however, Tenant acknowledges and agrees that nothing in this subparagraph is intended to limit any other remedies available to Landlord at law or in equity under applicable law, in the event Tenant defaults under the Amended Lease beyond any applicable notice and cure period.

Notwithstanding any provision to the contrary in the Lease, Landlord hereby waives and relinquishes any and all rights to claw back or otherwise recover any abated rent provided to Tenant prior to the Extended Term Commencement Date, including, but not limited to, the amounts provided in Section 2.1 of the Lease.

3. Property Expenses. During the Extended Term, Tenant shall continue to pay Tenant's Share of Property Expenses in accordance with the terms and conditions of the Lease. In addition, Property Expenses may (to the extent not expressly excluded in the definition of Property Expenses on Exhibit A of the Lease) include costs resulting from mandatory compliance with Building Performance Standards ("**BPS**") defined as outcome-based policies and regulations tailored and required by state and local jurisdictions to reduce the carbon impact of buildings which require that existing buildings comply with specified BPS related to energy usage or greenhouse gas emissions (provided if BPS are imposed on the Building during the Term, Tenant will bear any costs, fees, assessments or fines resulting from any non-compliance by Tenant with BPS requirements which directly result or are imposed due to Tenant's use), and provided that any BPS costs that are capital expenditures shall be amortized over the useful life of such expenditures together with a commercially reasonable interest rate; provided, however, in no event Tenant's liability under this paragraph exceed $1 per rentable square foot of the Premises per annum.

4. Letter of Credit. If there is no ongoing Event of Default under the Lease on the applicable Reduction Date, Tenant shall be entitled to reduce the Letter of Credit amount by the following amounts at

the following times: (i) by $285,212.00 as of September 1, 2025 (the "**First Reduction Date**"), such that the Letter of Credit Required Amount shall be reduced to $570,424.00, and (ii) by $285,212.00 as of the last day of the sixtieth (60th) month of the Extended Term of the Lease (the "**Second Reduction Date**"), such that the Letter of Credit Required Amount shall be reduced to $285,212.00. Following the foregoing reductions, the Letter of Credit Required Amount shall remain at $285,212.00 until the expiration of the Extended Term. Any reduction in the Letter of Credit Required Amount shall be accomplished by Tenant providing Landlord with a substitute Letter of Credit in the reduced amount or an amendment to the Letter of Credit reflecting the reduced amount. If Tenant is entitled to reduce the Letter of Credit on a Reduction Date, Landlord shall execute any documents reasonably requested by Tenant and the issuing bank to effectuate the applicable reduction of the Letter of Credit, within fifteen (15) days after Tenant submits such documents to Landlord for execution provided there is no ongoing Event of Default by Tenant under the Amended Lease. Furthermore, provided there is no ongoing Event of Default, Landlord shall (within five (5) business days following Tenant's delivery of a substitute Letter of Credit in the amount required by this Amendment) return to Tenant any Letter of Credit then being held by Landlord.

5. Tenant Improvements. Landlord hereby grants to Tenant an allowance of $0.50 per rentable square foot of the Premises (i.e., $151,440.00, based on the Premises consisting of approximately 302,880 rentable square feet) (the "**Allowance**"), to be used by Tenant to design and complete tenant improvements in accordance with the terms and conditions of the Work Letter attached hereto as Exhibit A (the "**Work Letter**").

6. Condition of the Premises. Tenant acknowledges that it is currently in possession of the Premises pursuant to the Lease. Tenant hereby acknowledges and agrees that, except as provided in Section 5 above, the Work Letter attached hereto, and Landlord's obligations under the Lease, Landlord shall not be obligated to refurbish or improve the Premises or to otherwise fund any improvements for the Premises in any manner whatsoever in conjunction with this Amendment, and Tenant hereby accepts the Premises in its "AS-IS" condition. Tenant further acknowledges that except as expressly provided in the Lease and this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the improvements, refurbishments, or alterations therein, the Building or the Property, or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant's business and that all representations and warranties of Landlord, if any, are as set forth in the Lease and this Amendment. Landlord and Tenant each hereby represents and warrants to each other that, to the best of each party's actual knowledge: (i) there have been no changes to the underlying zoning of the Premises, nor have there been any title restrictions placed upon the Premises, following the Lease Commencement Date that prevent Tenant from operating from the Premises for the Permitted Use or materially and adversely affect Tenant's rights, or increase Tenant's obligations, under the Lease; and (ii) no adverse environmental issue has occurred on the Premises since Tenant took occupancy of the Premises that may materially and adversely impact Tenant's use of the Premises.

7. Notice Address of Landlord.

Landlord's addresses for notices under the Amended Lease are hereby replaced in their entirety with the following:

Landlord's address:
9750 INNOVATION CAMPUS WAY, LLC
c/o LBA Realty
3347 Michelson Drive, Suite 200
Irvine, CA 92612
Attn: Asset Manager
Telephone: (949) 833-0400
E-mail: leasingnotices@lbarealty.com

With copies to: c/o LBA Realty
353 N. Clark Street, Suite 1825
Chicago, IL 60654
Attn: Property Management
Telephone: (312) 651-3968
E-mail: atarantur@lbarealty.com

For payment of rent:
(if delivered via regular mail) 9750 Innovation Campus Way, LLC
P.O. Box 104314
Pasadena, California 91189-4314

(if delivered via overnight mail) J.P. Morgan Chase
Attention: 9750 Innovation Campus Way LLC
Lockbox 104314
2710 Media Center Drive, Building #6, Suite #120
Los Angeles, California 90065

(if payments made by wire transfer) Account Name: 9750 Innovation Campus Way, LLC
Account No.: 662938300
Attention: N/A
ABA#: 021000021

8. Notice Address of Tenant.

Tenant's addresses for notices under the Amended Lease are hereby replaced in their entirety with the following:

Tenant's address: Hims, Inc.
c/o Hims Legal Department
2269 Chestnut Street, #523
San Francisco, CA 94123

With a copy to: legal@forhims.com

And a copy of all default notices to: notices@valencelaw.com

9. Revisions to Lease. The parties acknowledge and agree that the following changes are made to the Lease:

(a) The fifth sentence of Section 4.1 of the Lease are hereby deleted in their entirety.

(b) The first sentence of Section 8.2 of the Lease is deleted in its entirety and replaced with the following: "Tenant will pay the entire cost and expense of all Alterations, including, without limitation, for any painting, restoring or repairing of the Premises or the Property necessitated by the Alterations, and shall be responsible for reimbursing Landlord for its reasonable, out-of-pocket costs to review any plans for Tenant's Alterations. For Alterations that require Landlord's consent

under Section 8.1 above, Tenant agrees to reimburse Landlord for the out of pocket costs of Landlord's engineers and other consultants for review of all plans, specifications and working drawings for the Alterations, in an amount not to exceed four percent (4%) of the hard costs for such Alterations."

(c) Sub-clause (a) in the second sentence of Section 8.2 is hereby deleted in its entirety and replaced with the following: "(a) for Alterations that exceed $5,000,000.00, if requested by Landlord, demolition (if applicable) and payment and performance bonds in an amount not less than the full cost of the Alterations;"

(d) The first sentence of Section 8.3 is hereby revised to delete "30 days" and replace it with "20 days".

(e) Section 8.5 is revised to add the following to the end of the section: ", except to the extent caused by the gross negligence or willful misconduct of Landlord."

(f) The first sentence of Section 9.4 is deleted in its entirety and replaced with the following: "If Tenant fails to perform any of Tenant's obligations under this Lease following thirty (30) days' notice from Landlord (or without notice in the event of emergency, if reasonably necessary to protect property or prevent injury), Landlord may, but is not obligated to, perform any such obligation on Tenant's part without waiving any rights based upon such failure and without releasing Tenant from any obligations hereunder.

(g) Section 13.2 is hereby modified to apply only in the event of a proposed assignment of the Lease to an unaffiliated thirty-party, and not in the event of a sublease of any portion of the Premises or an assignment to an Affiliate of Tenant.

(h) Subsclause (a) in Section 13.5 is hereby deleted and replaced with the following: "(a) Tenant notifies Landlord at least 15 days prior to such Transfer (or promptly following such Transfer if advance notice is prohibited by Law or an agreement by which Tenant is bound),"

(i) The parties acknowledge and agree that the reference to the real estate commissions paid in connection with the Lease and the Landlord's costs to construct Tenant Improvements shall refer only to the real estate commissions paid in connection with this Amendment and the cost of the Allowance provided in this Amendment.

(j) The last sentence of Section 19.8 is deleted and replaced with the following, "In no event is tenant or any Tenant Party liable to Landlord or any other person for consequential, indirect, special or punitive damages, except in the event of a holdover pursuant to Section 16.2 or a violation of the terms of indemnification under Article 5."

(k) Section 19.18 of the Lease is deleted in its entirety and replaced with the following: "If Landlord or Tenant is delayed in or prevented from performing any obligation under this Lease (excluding, however, the payment of money) by reason of Force Majeure, Landlord's or Tenant's (as applicable) performance of such obligation will be excused for a period equal to the period of delay actually caused by the Force Majeure event."

10. Broker. Landlord and Tenant each hereby represents and warrants to the other that it is not aware of any brokers, agents or finders, other than CBRE, Inc. ("**Broker**"), representing Tenant, who may claim a fee or commission in connection with the consummation of the transactions contemplated by this Amendment. Landlord hereby agrees to pay Broker any commission or fee due Broker in connection with this Amendment pursuant to a separate agreement. If any claims for brokers' or finders' fees in connection with the transactions contemplated by this Amendment arise through Landlord, then Landlord agrees to indemnify, protect, hold harmless and defend Tenant (with counsel reasonably satisfactory to Tenant) from and against any such claims if they shall be based upon any statement, representation or agreement made by Landlord. If any claims for brokers' or finders' fees in connection with the transactions contemplated by this Amendment arise through Tenant (other than through Broker), then Tenant agrees to indemnify, protect, hold harmless and defend Landlord (with counsel reasonably satisfactory to Landlord) from and against any such claims if they shall be based upon any statement, representation or agreement made by Tenant.

11. Representations and Warranties. Tenant hereby represents, warrants, and agrees that: (1) to Tenant's knowledge, there exists no breach, default, or event of default by Landlord under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default, or event of default by Landlord under the Lease; (2) the Lease continues to be a legal, valid, and binding agreement and obligation of Tenant; and (3) Tenant has no current offset or defense to its performance or obligations under the Lease, except as expressly set forth in the Lease. Landlord hereby represents, warrants, and agrees that: (1) to Landlord's knowledge, there exists no breach, default, or event of default by Tenant under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default, or event of default by Tenant under the Lease; and (2) the Lease continues to be a legal, valid, and binding agreement and obligation of Landlord.

12. Energy Consumption Information. If requested by Landlord or a governmental entity having jurisdiction over the Premises, Tenant shall report to Landlord and such governmental entity (if required by Law) Tenant's utility usage and such other related information as may be required by Law (or reasonably requested by Landlord) within the time required by the governmental entity or such other reasonable time frame as may be requested by Landlord (which shall be no less than thirty (30) days) or, at Landlord's option, provide within such time frame any reasonable written authorization or other commercially reasonable documentation required for Landlord to request information regarding Tenant's utility usage with respect to the Premises directly from the applicable utility company. In the event Landlord cannot obtain the utility data required by such governmental entity from Tenant, Landlord shall have the right, but not the obligation, upon no less than ninety (90) days prior written notice to Tenant, to install a metering device (in a mutually agreeable location) to collect utility usage data for the Premises and maintain corresponding software in connection with such metering device, the cost for which shall be included as part of Operating Expenses. Landlord shall keep all information regarding Tenant's utility usage strictly confidential; provided, however, that Landlord may disclose such information to a governmental entity if disclosure is required by Law.

13. Authority. Tenant represents and warrants to Landlord that each signatory executing this Amendment on behalf of Tenant has the authority to execute and deliver the same on behalf of Tenant. Landlord represents and warrants to Tenant that each signatory executing this Amendment on behalf of Landlord has the authority to execute and deliver the same on behalf Landlord.

14. Successors and Assigns. This Amendment shall extend to, be binding upon, and inure to the benefit of, the respective successors and permitted assigns and beneficiaries of the parties hereto.

15. No Other Modification. Landlord and Tenant agree that except as otherwise specifically modified in this Amendment, the Lease has not been modified, supplemented, amended, or otherwise

changed in any way and the Lease remains in full force and effect between the parties hereto. To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern the parties. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment. For purposes of this Amendment, signatures by facsimile, electronic PDF, or electronic signature software (including, but not limited to, "DocuSign" or "AdobeSign") shall be binding to the same extent as original signatures.

16. Subordination. Landlord represents and warrants to Tenant that as of the date of this Amendment, the Premises is not encumbered by any mortgage other than the mortgage (the "**Mortgage**") in favor of JPMorgan Chase Bank, N.A. (the "**Mortgagee**"). Landlord shall use commercially reasonable efforts to obtain and deliver to Tenant a Subordination, Non-disturbance and Attornment Agreement ("**SNDA**") from Mortgagee, in form and substance reasonably satisfactory to Tenant, that in the event of a foreclosure of any such mortgages or deeds of trust or any action or proceeding for the enforcement thereof, or any sale thereunder, the Amended Lease will not be terminated or extinguished, nor will the rights and possession of Tenant hereunder be disturbed, provided that Tenant is not then in material default under the Amended Lease after receipt of written notice and the expiration of any applicable cure period. Tenant will attorn to the person who acquires Landlord's interest hereunder through any such mortgages or deeds of trust.

17. Lender Consent. Landlord hereby represents and warrants to Tenant that it has received the consent of the holder of all Mortgages on the Premises (including Mortgagee) required in order for this Amendment to be effective and/or the terms hereof to be fully recognized and approved by such holder.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed the date first above written.

TENANT:

HIMS, INC.,
a Delaware corporation

By: DocuSigned by: Andrew Dudum F951EEA3AA014EA...
Name: Andrew Dudum
Title: CEO

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

LANDLORD:

9750 INNOVATION CAMPUS WAY, LLC,
a Delaware limited liability company

By: ______________________
Name: Phil Belling
Title: Managing Principal

Initial AT Initial mH

For LBA Office Use Only: Prepared & Reviewed by: ______________________

EXHIBIT A

WORK LETTER
[TENANT BUILD W/ALLOWANCE]

1. **TENANT IMPROVEMENTS**. As used in the Amendment and this Work Letter, the term "**Tenant Improvements**" or "**Tenant Improvement Work**" or "**Tenant's Work**" means those items of general tenant improvement shown on the Final Plans (described in Section 4 below), more particularly described in Section 5 below. Tenant shall have no obligation to remove the portion of the Tenant Improvements which constitute office improvements or restore the office improvements to its condition prior to the Tenant Improvement Work at the expiration and/or earlier termination of this Lease, as such improvements are identified on the plans attached hereto as Schedule 1. For clarification purposes, Tenant shall be responsible for removing and restoring the portion of the Tenant Improvements which constitute lab improvements.

2. **WORK SCHEDULE**. Prior to commencing construction of the Tenant Improvements, Tenant will deliver to Landlord, an estimated schedule ("**Work Schedule**"), which will set forth the timetable for the planning and completion of the installation of the Tenant Improvements.

3. **CONSTRUCTION REPRESENTATIVES**. Landlord hereby appoints the following person(s) as Landlord's representative ("**Landlord's Representative**") to act for Landlord in all matters covered by this Work Letter: Dave Poquette (email address: dpoquette@lbarealty.com; phone: 312-651-3961).

Tenant hereby appoints the following person(s) as Tenant's representative ("**Tenant's Representative**") to act for Tenant in all matters covered by this Work Letter: Dwarakesh Jayaram ("JC"), dvenugopal@forhims.com.

All communications with respect to the matters covered by this Work Letter are to be made to Landlord's Representative or Tenant's Representative, as the case may be, in email. Either party may change its representative under this Work Letter at any time by five (5) days' prior written notice to the other.

4. **TENANT IMPROVEMENT PLANS**

(a) **Preparation of Space Plans**. In accordance with the Work Schedule, Landlord agrees to meet with Tenant's architect and/or space planner for the purpose of promptly reviewing preliminary space plans for the layout of the Premises prepared by Tenant ("**Space Plans**"). The Space Plans are to be sufficient to convey the architectural design of the Premises and layout of the Tenant Improvements therein and are to be submitted to Landlord in accordance with the Work Schedule for Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord reasonably disapproves any aspect of the Space Plans, Landlord will advise Tenant in writing of such disapproval and the reasons therefor within ten (10) business days following receipt of the Space Plans. Tenant will then submit to Landlord for Landlord's approval (which approval shall not be unreasonably withheld, conditioned or delayed), a redesign of the Space Plans incorporating the revisions reasonably required by Landlord. If Landlord reasonably disapproves any aspect of the re-designed Space Plans, Landlord will advise Tenant in writing of such disapproval and the reasons therefor within five (5) business days follow receipt of the re-designed Space Plans.

(b) **Preparation of Final Plans**. Based on the approved Space Plans, and in accordance with the Work Schedule, Tenant's architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Tenant

Improvements for the Premises (collectively, the "**Final Plans**"). The Final Plans will show (a) the subdivision (including partitions and walls), layout, lighting, finish and decoration work (including carpeting and other floor coverings) for the Premises; (b) all internal and external communications and utility facilities which will require conduiting or other improvements from the base Building shell work and/or within common areas; and (c) all other specifications for the Tenant Improvements. The Final Plans will be submitted to Landlord for signature to confirm that they are consistent with the Space Plans. Landlord's approval of the Final Plans shall not be unreasonably withheld, conditioned or delayed so long as they are consistent with the Space Plans. If Landlord reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Space Plans, Landlord agrees to advise Tenant in writing of such disapproval and the reasons therefor within five (5) business days of delivery of such plans to Landlord, otherwise such Final Plans shall be deemed approved. If Landlord reasonably disapproves any aspect of the re-designed Space Plans and delivers notice of such to Tenant within such five (5) business days period, then Tenant shall revise said plans and resubmit them to Landlord. Landlord will advise Tenant in writing of any disapproval of such revised Final Plans and the reasons therefor within three (3) days follow receipt of such re-submitted plans, otherwise such re-submitted plans shall be deemed approved.

(c) **Requirements of Tenant's Final Plans**. Tenant's Final Plans will include locations and complete dimensions, and the Tenant Improvements, as shown on the Final Plans, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) if not comprised of the Building standards set forth in the written description thereof (the "**Standards**"), then compatible with and the existing fit and finish of the Building; (iii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction and all insurance regulations required by law; and (iv) not overload the Building floors.

(d) **Submittal of Final Plans**. Once approved by Landlord and Tenant, Tenant or its architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Landlord shall reasonably cooperate as needed with Tenant's efforts to obtain a building permit and any other governmental approvals. Tenant's architect, with Landlord's cooperation, will make any changes to the Final Plans which are reasonably requested by the applicable governmental authorities to obtain the building permit. After approval of the Final Plans by the applicable governmental authorities, no further changes may be made without the prior written approval of both Landlord and Tenant, which approval by Landlord shall not be unreasonably withheld, conditioned or delayed and shall otherwise be in accordance with the procedure and time periods set forth in Section 4(b) above governing re-submitted Final Plans. Notwithstanding the foregoing, Landlord acknowledges and agrees that by virtue of the type of buildout Tenant is performing, there will be several minor changes to the Final Plans (collectively, "**Minor Changes**") throughout the performance of the Tenant Improvement Work, including, but not limited to, changes necessary for equipment needs, and other similar changes, and that Minor Changes shall not require the review and approval of Landlord. Minor Changes hereunder are further defined as changes that (i) do not affect the structure or building systems and cannot be seen from the exterior, and (ii) are of a cosmetic nature.

(e) **Changes to Shell of Building**. If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the cost of the Building shell work caused by such changes will be paid for by Tenant or, at Tenant's option, charged against the "Allowance" described in Section 5 below.

(f) **Work Cost Estimate and Statement**. Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Tenant will submit to Landlord a written estimate of the cost to complete the Tenant Improvement Work, which written estimate will be based on the Final Plans taking into account any modifications required by the City or County in which the Premises are located (the

"**Work Cost Statement**"). If the total costs reflected in the Work Cost Statement exceed the Allowance described in Section 5 below, Tenant agrees to pay such excess.

5. **PAYMENT FOR THE TENANT IMPROVEMENTS**

(a) **Allowance**. Landlord hereby grants to Tenant the Allowance as referenced in Section 5 of the Amendment. The Allowance is to be used only for the following items (collectively, the "**TI Costs**"):

(i) Payment of the cost of preparing the Space Plans and the Final Plans, including design, mechanical, electrical, plumbing and structural drawings and of all other design aspects necessary to complete the Final Plans; including, without limitation, payments to any consultants, designers and/or architects used by Tenant in connection therewith.

(ii) The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.

(iii) Construction of the Tenant Improvements, including, without limitation, the following:

(aa) Installation within the Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items;

(bb) All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Premises;

(cc) The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the Premises, including the cost of meter and key control for after-hour air conditioning;

(dd) Any additional improvements to the Premises desired for Tenant's use of the Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems, equipment and/or improvements;

(ee) All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, desired and/or required for the Premises;

(ff) All plumbing, fixtures, pipes and accessories desired and/or required for the Premises;

(gg) Testing and inspection costs; and

(hh) Fees and costs attributable to general conditions associated with the construction of the Tenant Improvements plus a three percent (3%) construction administration fee ("**Construction Administration Fee**") to cover the services of Landlord's tenant improvement coordinator (not to exceed three percent (3%) of the Allowance).

(b) **Excess Costs**. The cost of each item referenced in Section 5(a) above shall be charged against the Allowance. If the work cost exceeds the Allowance, Tenant shall be solely responsible for payment of all excess costs, including the Construction Administration Fee, which fee shall be applied against the Allowance. In no event will the Allowance be used to pay for Tenant's furniture, artifacts, equipment, telephone systems or any other item of personal property which is not affixed to the Premises.

(c) **Changes**. Once the Final Plans have been approved by Landlord, any further changes to the Final Plans will be approved by Landlord and Tenant in the manner set forth in Section 4(b) and (c) above. Tenant shall be solely responsible for any additional costs associated with such changes including the Construction Administration Fee, which fee shall be applied against the Allowance.

(d) **Governmental Cost Increases.** If increases in the cost of the Tenant Improvements as set forth in the Work Cost Statement are due to requirements of any governmental agency, Tenant shall be solely responsible for such additional costs including the Construction Administration Fee, which fee shall be paid applied against the Allowance; provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance.

(e) **Unused Allowance Amounts**. Any portion of the Allowance for which a Draw Request has not been received by Landlord within twelve (12) months following the Extended Term Commencement Date (the "**Allowance Deadline**") upon completion of the Tenant Improvements will not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Amended Lease. Notwithstanding the foregoing, the Allowance Deadline shall be postponed one day for each day of delay in the design, permitting or construction of the Tenant Improvements caused by a Force Majeure Delay or a Landlord Delay. As used herein, the term "**Force Majeure Delay**" shall mean a delay resulting from strikes, fire, wind, damage or destruction to the Building, public pandemic, explosion, casualty, flood, hurricane, tornado, the elements, acts of God or the public enemy, sabotage, war, terrorist acts, invasion, insurrection, rebellion, civil unrest, riots, or earthquakes. As used herein, "**Landlord Delay**" shall mean a delay to the completion of the Tenant Improvements caused by: (1) the failure of Landlord to timely approve or disapprove any drawings, plans or any other matter in the time period required herein; (2) Landlord's acts or omissions; or (4) the need to remedy a violation of Law with which Landlord was obligated to comply. Notwithstanding the foregoing, there shall be no Landlord Delay unless Tenant delivers written notice to Landlord identifying any alleged delay, and Landlord fails to cure such delay within three (3) business days following receipt of Tenant's delay notice.

(f) **Disbursement of the Allowance**. Provided Tenant is not then in default beyond any applicable notice and cure period under the Amended Lease, Landlord shall disburse the Allowance to Tenant to reimburse Tenant for the actual TI Costs which Tenant incurs in connection with the design, permitting and construction of the Tenant Improvements in one lump sum only when Landlord has received the following evidence of completion and payment:

(i) Tenant has delivered to Landlord a draw request ("**Draw Request**") in a commercially reasonable form with respect to the Tenant Improvements specifying that the Tenant's Work has been completed, together with invoices, receipts and bills evidencing the costs and expenses set forth in such Draw Request and evidence of payment by Tenant for all costs which are payable in connection with such Tenant's Work covered by the Draw Request. The Draw Request shall constitute a representation by Tenant that the Tenant's Work identified therein has been completed in a good and workmanlike manner and the Work Schedule and in accordance with the Final Plans and has been paid for;

(ii) The architect for the Tenant Improvements has certified to Landlord that the Tenant Improvements set forth in the Draw Request have been completed in accordance with the Final Plans;

(iii) Tenant has delivered to Landlord a conditional lien waiver (or unconditional lien waiver, if applicable) from Tenant's general contractor and subcontractors;

(iv) Landlord's architect or construction representative has inspected the Tenant Improvements and determined that the Tenant's Work has been completed in a good and workmanlike manner;

(v) A certificate of occupancy or other final sign-off allowing occupancy for the Tenant Improvements and the Premises has been issued by the appropriate governmental body;

(vii) Tenant has delivered to Landlord: (A) original stamped building permit plans, if any; (B) copy of the building permit, if any; (C) original stamped building permit inspection card with all final sign-offs; (D) contractor and manufacturer's warranties and operating instructions; and (E) final punch list completed and signed off by Tenant's architect/space planner; and

(viii) Tenant has delivered to Landlord evidence reasonably satisfactory to Landlord that all construction costs in excess of the Allowance have been paid for by Tenant.

Notwithstanding anything to the contrary contained hereinabove, all disbursements of the Allowance shall be subject to the prior deduction of Landlord's Construction Administration Fee.

(g) If Landlord fails to pay any portion of the Allowance due to Tenant in accordance with the terms of this Exhibit A within thirty (30) days after Landlord's receipt of the items set forth in subsections 5(f)(i)-(viii) above, then Tenant may, after Landlord's failure to pay such amounts within five (5) business days after Tenant's delivery of a written notice from Tenant delivered after the expiration of such 30-day period, deduct the amount thereof from the Basic Rent next due and owing under the Lease.

6. **CONSTRUCTION OF TENANT IMPROVEMENTS**. Following Landlord's approval of the Final Plans and Tenant's delivery of the Work Cost Statement described in Section 4(f) above, Tenant's contractor (selected as provided in Section 7(n)) will commence and diligently proceed with the construction of the Tenant Improvements. Tenant shall use diligent efforts to cause its contractor to complete the Tenant Improvements in a good and workmanlike manner in accordance with the Final Plans and the Work Schedule. Tenant agrees to use diligent efforts to cause construction of the Tenant Improvements to commence promptly following the issuance of a building permit for the Tenant Improvements. Landlord shall have the right to enter upon the Premises to inspect Tenant's construction activities following at least one (1) business days' notice; and provided that the rights of Landlord and its agents to enter the Premises shall be subject to the following: (a) if Tenant so elects, Landlord shall be accompanied by a representative of Tenant during any such entry, and Tenant hereby agrees to make such a representative available within the applicable timeframes; and (b) Landlord shall use commercially reasonable efforts not to materially interfere with or disrupt the construction of the Tenant Improvements of Tenant's normal business operation.

7. **MISCELLANEOUS CONSTRUCTION COVENANTS**

(a) **No Liens**. Tenant shall not allow the Tenant Improvements or the Building or any portion thereof to be subjected to any mechanic's, materialmen's or other liens or encumbrances arising out of the construction of the Tenant Improvements.

(b) **Diligent Construction**. Tenant will promptly, diligently and continuously pursue construction of the Tenant Improvements to successful completion in full compliance with the Final Plans and this Work Letter. Landlord and Tenant shall cooperate with one another during the performance of Tenant's Work.

(c) **Compliance with Laws**. Tenant will construct the Tenant Improvements in a safe and lawful manner. Tenant shall, at its sole cost and expense, comply with all applicable Laws and all regulations and requirements of, and all licenses and permits issued by, all municipal or other governmental bodies with jurisdiction which pertain to the installation of the Tenant Improvements. Copies of all filed documents and all permits and licenses shall be provided to Landlord. Notwithstanding any failure by Landlord to

object to any such Tenant Improvements, Landlord shall have no responsibility for their compliance with Law.

(d) **Indemnification**. Subject to the terms of the Amended Lease regarding insurance and waiver of subrogation by the parties, and except to the extent arising from the gross negligence or willful misconduct of Landlord or Landlord's agents, employees or contractors, Tenant hereby indemnifies and agrees to defend and hold Landlord harmless from and against any and all suits, claims, actions, losses, costs or expenses of any nature whatsoever, together with reasonable attorneys' fees for counsel, arising out of or in connection with the Tenant Improvements or the performance of Tenant's Work.

(e) **Insurance**. Construction of the Tenant Improvements shall not proceed without Tenant or its general contractor first acquiring workers' compensation (to the extent required by Law) and commercial general liability insurance and property damage insurance, as well as "All Risks" builders' risk insurance, with minimum coverage of $2,000,000 or such other amount as may be approved by Landlord in writing and issued by an insurance company licensed to do business in the State of Ohio. Prior to commencing the construction of the Tenant Improvements, certificates evidencing the foregoing insurance shall be furnished to Landlord. All such policies shall, if available, provide that thirty (30) days prior notice must be given to Landlord before modification, termination or cancellation. All insurance policies maintained by Tenant or its contractor pursuant to this Work Letter shall name Landlord and any lender with an interest in the Premises (of which Tenant is given advanced written notice) as additional insureds and comply with all of the applicable terms and provisions of the Amended Lease relating to insurance. Tenant's contractor shall be required to maintain the same insurance policies as Tenant, such policies shall also name Tenant, Landlord and any lender with an interest in the Premises as additional insureds.

(f) **Construction Defects**. Landlord shall have no responsibility for the Tenant Improvements and Tenant will remedy, at Tenant's own expense, and be responsible for any and all defects in the Tenant Improvements that may appear during or after the completion thereof whether the same shall affect the Tenant Improvements in particular or any parts of the Premises in general. Except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord's agents, contractors or employees, Tenant shall indemnify, hold harmless and reimburse Landlord for any costs or expenses incurred by Landlord by reason of any defect in any portion of the Tenant Improvements constructed by Tenant or Tenant's contractor or subcontractors, or by reason of inadequate cleanup following completion of the Tenant Improvements.

(g) **Additional Services**. If the construction of the Tenant Improvements shall require that additional services or facilities (including, but not limited to, hoisting, cleanup or other cleaning services, trash removal, field supervision, or ordering of materials) be provided by Landlord, then Tenant shall pay Landlord for such items at Landlord's cost or at a reasonable charge if the item involves time of Landlord's personnel only. Electrical power and heating, ventilation and air conditioning shall be available to Tenant during normal business hours for construction purposes at no charge to Tenant.

(h) **Intentionally omitted**.

(i) **Intentionally omitted.**

(j) **HVAC Systems**. Tenant agrees to be entirely responsible for the maintenance or the balancing of any heating, ventilating or air conditioning system installed by Tenant and/or maintenance of the electrical or plumbing work installed by Tenant and/or for maintenance of lighting fixtures, partitions, doors, hardware or any other installations made by Tenant; provided, however, Landlord shall be responsible for repairing any damage to the foregoing caused by the gross negligence or willful misconduct of Landlord or its agents, employees or contractors.

(k) **Coordination with Amended Lease**. Nothing herein contained shall be construed as (i) constituting Tenant as Landlord's agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Amended Lease (except to the extent of any conflict with the terms of this Amendment, in which case the terms of this Amendment shall control). This Work Letter forms a part of the Amendment and therefore constitutes part of the Amended Lease and as such the default provisions set forth in the Lease govern with respect to any breach of the terms hereof.

(l) **Approval of Plans**. Landlord will not check Tenant drawings for building code compliance. Approval of the Final Plans by Landlord is not a representation that the drawings are in compliance with the requirements of governing authorities, and it shall be Tenant's responsibility to meet and comply with all federal, state, and local code requirements. Approval of the Final Plans does not constitute assumption of responsibility by Landlord or its architect for their accuracy, sufficiency or efficiency, and Tenant shall be solely responsible for such matters.

(m) **Tenant's Deliveries**. Tenant shall deliver to Landlord, at least five (5) days prior to the commencement of construction of Tenant's Work, the following information:

(i) The names, addresses, telephone numbers, and primary contacts for the general, mechanical and electrical contractors Tenant intends to engage in the performance of Tenant's Work; and

(ii) The approximate date on which Tenant's Work will commence, together with the estimated dates of completion of Tenant's construction and fixturing work.

(n) **Qualification of Contractors**. Tenant shall engage a general contractor and architect, which shall be subject to Landlord's approval not to be unreasonably withheld, conditioned or delayed. All contractors, subcontractors and vendors engaged by Tenant shall be bondable and licensed, possessing good labor relations and capable of performing quality workmanship. By its execution hereof, Landlord hereby approves of the following general contractors: Ford/Prater, Ci/Avid, Cleanspace, and the following architects: Lehman Daman, Cleanspace.

(o) **Warranties**. Tenant shall cause its contractor to provide warranties for not less than one (1) year following completion of the Tenant Improvements (or such shorter time as may be customary and available without additional expense to Tenant) against defects in workmanship, materials and equipment, which warranties shall be assignable to Landlord to the extent that Landlord is obligated to maintain any of the improvements covered by such warranties; provided if such warranties are not assignable then Tenant shall cooperate with Landlord to enforce any such warranties on Landlord's behalf.

(p) **Intentionally omitted**.

(q) **As-Built Drawings**. Tenant shall cause "As-Built Drawings" (excluding furniture, fixtures and equipment) to be delivered to Landlord and/or Landlord's representative no later than sixty (60) days after the completion of Tenant's Work. In the event these drawings are not received by such date, Landlord may, at its election, cause said drawings to be obtained and Tenant shall pay to Landlord, as additional rent, the cost of producing these drawings.

SCHEDULE 1:

DEPICTION OF OFFICE IMPROVEMENTS

[Note: This is a preliminary plan, which is subject to change. The final plans and specifications will be submitted to Landlord for review in accordance with the Work Letter.]

The office improvements are shaded in blue in the first plan immediately below, and shown in more detail in the second image.


EXIT
QUARANTINE
FACILITIES
RECEIVING
SHIPPING

OVERALL BUILDING EGRESS PLAN - GROUND FLOOR LEVEL

Larger Depiction of the Shaded Blue Area Above:


A-2
5,067 SF
15
338
B
5,340 SF
150
36
113
131
30
47
48
14
18
5
1